EXHIBIT 4.b
                          STOCK COMPENSATION AGREEMENT


         THIS AGREEMENT is made as of the 15th day of October, 1996 by and between CompScript, Inc. (the "Company") and Atlas, Pearlman,
Trop & Borkson, P.A. ("APT&B").

         WHEREAS, the Company is a publicly-held company.

         WHEREAS, the Company engaged APT&B and APT&B accepted such engagement, to provide the company certain legal, strategic planning and business consulting services (the "Services").

         WHEREAS, the Company desires to compensate APT&B for the Services.

         NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

         1.   RECITALS. The foregoing recitals are true and correct.

         2. COMPENSATION. As compensation for the Services performed from January, 1996, the Company shall pay APT&B an aggregate of 20,000 shares of the Company's common stock (the "Compensation Securities"). In connection therewith, the Company shall file a registration statement on Form S-8 with the Securities and Exchange Commission registering the Compensation Securities under the Securities Act of 1933, as amended.

         3.    MISCELLANEOUS.

              (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.

              (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, successors, subsidiaries and affiliates. This Agreement may not be assigned by APT&B.

              (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

              (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made

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other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

                                   COMPSCRIPT, INC.


                                   By:  /s/ BRIAN A. KAHAN
                                        ------------------
                                        Brian A. Kahan,
                                        Chief Executive Officer


                                   ATLAS, PEARLMAN, TROP & BORKSON, P.A.


                                   By:   /s/ CHARLES B. PEARLMAN
                                         ---------------------
                                         Charles B. Pearlman


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